UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): October 1, 2013

_________________

22nd Century Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-54111	98-0468420
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9530 Main Street Clarence, New York (Address of Principal Executive Office)		14031 (Zip Code)
Registrant’s telephone number, including area code: (716) 270-1523

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 1, 2013, 22nd Century Limited, LLC (the “Company”), a wholly-owned subsidiary of 22nd Century Group, Inc. (the “Registrant”), entered into a Research License and Commercial Option Agreement (the “Research Agreement”) with British American Tobacco (Investments) Limited (“BAT”), a subsidiary of British American Tobacco plc. The Registrant executed the Research Agreement for the sole purpose of guaranteeing the obligations of the Company under the Research Agreement.

Under the terms of the Research Agreement, BAT receives an exclusive worldwide license to certain patent rights (subject to worldwide rights retained by the Company for use in its own brands) and licensed intellectual property rights (as such terms are defined in the Research Agreement) of the Company within the field of use as defined in the Research Agreement) for a period of up to four (4) years. During the four (4) year term of the Research Agreement, BAT also has an option to obtain an exclusive worldwide license (subject to worldwide rights retained by the Company for use in its own brands) to commercialize certain products derived from utilizing the patent rights and licensed intellectual property rights under the terms of a Commercial License Agreement (the “Commercial Agreement”), the form of which is attached to the Research Agreement. BAT and the Company also agreed to collaborate with each other as each party engages in its own independent research during the term of the Research Agreement. BAT also granted to the Company a worldwide license to any and all registered research results (as such term is defined in the Research Agreement) developed and owned by BAT which results or arises from any research, development or other activities of BAT under the Research Agreement, with the terms of such license from BAT to the Company (i) to be on commercially reasonable terms to be negotiated in good faith between the parties, but in any event on terms which are no more onerous than the terms of the Commercial Agreement, if any, and (ii) to be dependent on what, if any, research results the Company elects to license.

Simultaneous with the signing of the Research Agreement, BAT paid the Company Seven Million United States Dollars ($7,000,000.00). Further, the Company may receive payment from BAT of up to an additional Seven Million United States Dollars ($7,000,000.00) during the term of the Research Agreement in the event certain milestones are met by BAT with respect to its research and development of the patent rights and licensed intellectual property rights licensed by the Company to BAT. BAT may terminate the Research Agreement at any time, subject to the requirements for certain payments to the Company by BAT upon termination as set forth therein. The Company may also terminate the Research Agreement in the event of certain uncured breaches of the Research Agreement as set forth therein.

In the event BAT exercises its option to enter into a Commercial Agreement with the Company, BAT would become obligated to pay the Company certain license fees and annual royalties for each year that the Commercial Agreement remains in effect.

The foregoing description of the Research Agreement does not purport to be a complete summary and is qualified in its entirety by reference to the Research Agreement, which document will be filed with the Registrant’s Annual Report on Form 10-K for the year ending December 31, 2013.

Item 7.01	Regulation FD Disclosure.

On October 1, 2013, the Company issued a press release announcing entry into the Research Agreement. A copy of the press release is furnished as Exhibit 99.1 herewith.

Item 9.01(d)	Financial Statements and Exhibits.

Exhibit 99.1	Press Release dated October 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

22nd Century Group, Inc.

/s/Joseph Pandolfino
Date: October 1, 2013	Joseph Pandolfino
Chief Executive Officer